March 20, 2006


via U.S. Mail and facsimile to 011 (853) 323265

C.P. Li
Chief Financial Officer
Deswell Industries, Inc.
17B, Edificio Comercial Rodrigues
599 Avenida da Praia Grande
Macao

	RE:	Deswell Industries, Inc.
		Form 20-F for the fiscal year ended March 31, 2005
		Filed July 8, 2005

		File No. 0-26448

Dear Mr. Li:

We have completed our review of your Form 20-F and related filings and have no further comments at this time.


      Sincerely,




      Nili Shah
      Branch Chief



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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE